Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statements of BIO-key International Inc. on Form S-8 (file nos. 333-233737, 333-212066, 333-257520 and 333-257754), Form S-1 (file nos. 333-275003 and 276773), and Form S-3 (file no. 333-257875)  of our Report of Independent Registered Public  Accounting Firm, dated June 5, 2024 on the balance sheet of BIO-key International Inc. as of December 31, 2023 and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

June 5, 2024

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 l www.bushandassociatescpas.com